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EXHIBIT 11

FIFTH THIRD BANCORP
COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
($000's except per share data)
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                                                      For the Three Months For the Nine Month s
                                                      Ended September 30, Ended September 30,
                                                       1997      1996      1997      1996

Net Income                                          $ 103,424    79,055   294,001   241,444

Net income per common share - assuming no dilution:
   Weighted average number of shares outstanding (000 154,619   158,684   155,133   155,041

   Per share (net income divided by the weighted
     average number of shares outstanding)          $    0.67      0.50      1.90      1.56

Net income per common and common equivalent share:
   Net income                                       $ 103,424    79,055   294,001   241,444
   Add - Interest on 4 1/4% convertible subordinated
    notes due 1998, net of applicable income taxes          0         0         0     1,637

   Adjusted net income                              $ 103,424    79,055   294,001   243,081

   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (000's)       157,354   160,046   157,545   159,231

   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding) $    0.66      0.50      1.87      1.53

Net income per common share - assuming full dilution:
   Adjusted net income                              $ 103,424    79,055   294,001   243,081

   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (000's)       157,550   160,328   158,032   159,485

   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding) $    0.66      0.50      1.86      1.53

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